Exhibit 4.1

[EXECUTION COPY]

FOURTH AMENDMENT TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of May 7, 2009, is entered into among AMN HEALTHCARE, INC., a Nevada corporation (the “Borrower”), AMN HEALTHCARE SERVICES, INC., a Delaware corporation (the “Parent”), the Subsidiary Guarantors from time to time parties thereto, the lenders identified on the signature pages hereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent.

W I T N E S S E T H

WHEREAS, the Borrower, the Parent, the Subsidiary Guarantors, the Lenders party thereto, and the Administrative Agent entered into that certain Second Amended and Restated Credit Agreement dated as of November 2, 2005, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of May 1, 2006, as amended by that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of July 6, 2007 and as amended by that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of April 28, 2008 (the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Existing Credit Agreement;

WHEREAS, the Lenders have agreed to amend the Existing Credit Agreement in accordance with such request and as provided herein; and

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART 1

DEFINITIONS

SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“Fourth Amendment” has the meaning set forth in Subpart 3.1.

SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

PART 2

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Fourth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part II.

SUBPART 2.1 Amendments to Section 1.1.

(a) The definition of “Base Rate” is hereby amended and restated in its entirety to read as follows:

“Base Rate” means, for any day, the rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%), (b) the Prime Rate for such day and (c) the Eurodollar Rate for a Eurodollar Rate Loan with an Interest Period of one month calculated on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

(b) The definition of “Interest Period” is hereby amended and restated in its entirety to read as follows:

“Interest Period” means, as to Eurodollar Loans, a period of three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period entered into prior to the Existing Revolving Maturity Date shall extend beyond the Existing Revolving Maturity Date, (c) no Interest Period shall extend beyond the Extended Revolving Maturity Date and (d) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

(c) The definition of “Lender” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Lender” shall mean the Extending Lenders, the Non-Extending Lenders, the Tranche B Lenders, the Issuing Lender and/or the Swingline Lender, as applicable, including the Incremental Lenders and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

(d) The definition of “Letter of Credit Expiration Date” is hereby amended and restated in its entirety to read as follows:

“Letter of Credit Expiration Date” means the day that is fifteen days prior to the Extended Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

(e) The definition of “Maturity Date” found in Section 1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” means (i) with respect to the Revolving Loans, the Revolving Maturity Date and (ii) with respect to the Tranche B Loans, November 2, 2011.

(f) The definition of “Permitted Liens” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended by adding a new clause (xvii) to the end thereof to read as follows and making the appropriate grammatical changes thereto:

(xvii) Liens, if any, in favor of the Issuing Lender and/or Swingline Lender to cash collateralize or otherwise secure the obligations of an Impacted Lender to fund risk participations hereunder.

(g) The following new definitions are hereby added to Section 1.1 of the Existing Credit Agreement in their appropriate alphabetical order:

“Consolidated Adjusted EBITDA” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis as determined in accordance with GAAP, the sum of (i) Consolidated EBITDA plus (ii) cash restructuring charges incurred during such period.

“Extended Revolving Commitment” means the Revolving Commitment of a Lender that matures on the Extended Revolving Maturity Date.

“Existing Revolving Maturity Date” means November 2, 2010.

“Extended Revolving Maturity Date” means November 2, 2011.

“Extending Lender” means those Revolving Lenders with a Revolving Commitment that matures on the Extended Revolving Maturity Date.

“Extension Unused Fee” shall have the meaning set forth in Section 3.5(e).

“Extension Unused Fee Calculation Period” shall have the meaning set forth in Section 3.5(e).

“Fourth Amendment Effective Date” shall mean May 7, 2009.

“Incremental Lender” shall have the meaning set forth in Section 2.5(c).

“Impacted Lender” means a Defaulting Lender or any Lender as to which (a) the Issuing Lender has knowledge that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that controls the Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.

“Non-Extending Lender” means those Revolving Lenders with a Revolving Commitment that matures on the Existing Revolving Maturity Date.

“Non-Extended Revolving Commitment” means the Revolving Commitment of a Revolving Lender that matures on the Existing Revolving Maturity Date.

“Participant” shall have the meaning set forth in Section 11.3(d).

“Revolving Maturity Date” shall mean (a) for Revolving Loans and Revolving Commitments held by Non-Extending Lenders, the Existing Revolving Maturity Date and (b) for Revolving Loans and Revolving Commitments held by Extending Lenders, the Extended Revolving Maturity Date.

“Utilization Spread” shall have the meaning set forth in Section 3.5(d).

(h) The following definitions are hereby deleted from Section 1.1 of the Existing Credit Agreement:

Incremental Tranche B Lender

Incremental Tranche B Loan

Leverage Increase Effective Date

SUBPART 2.2 Amendment to Section 2.2. Section 2.2(a)(iii)(F) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(F) a default of any Revolving Lender’s obligations to fund under Section 2.2(c) exists or any Revolving Lender is at such time an Impacted Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the Issuing Lender’s risk with respect to such Revolving Lender.

SUBPART 2.3 Amendments to Section 2.3.

(a) Section 2.3(b)(i) of the Existing Credit Agreement is hereby amended to add a sentence to the end thereof to read as follows:

It is understood and agreed that, notwithstanding anything to the contrary contained above, the Swingline Lender shall have no obligation to make Swingline Loans if any Revolving Lender is at such time an Impacted Lender, unless the Swingline Lender has entered into reasonably satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the Swingline Lender’s risk with respect to such Revolving Lender.

(b) Section 2.3(c)(i) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i) Rate of Interest. Subject to the provisions of Section 3.1, each Swingline Loan shall bear interest at a per annum rate equal to the Base Rate plus the Utilization Spread set forth in Section 3.5(d).

SUBPART 2.4 Amendment to Section 2.5. Section 2.5 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.5 Increase in Revolving Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the existing Revolving Lenders), the Borrower may, on a one-time basis prior to November 7, 2009, request an increase in the Revolving Committed Amount in an amount not to exceed $15,000,000; provided that the additional Revolving Commitments of an existing Lender and each new Revolving Commitment from a new Lender obtained by the Borrower in accordance with Section 2.5(c) shall mature on the Extended Revolving Maturity Date. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each existing Revolving Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the existing Revolving Lenders). Any additional Revolving Commitments and Revolving Loans provided under this Section 2.5 shall have terms identical to the Revolving Commitments and Revolving Loans existing on the Closing Date, except for fees payable to Revolving Lenders providing Revolving Commitments under this Section 2.5; provided that any fees paid pursuant to this Section 2.5(a) with respect to a new Revolving Commitment cannot be more than 0.50% higher than the percentage paid to Extending Lenders on the Fourth Amendment Effective Date (it being understood that additional fees may be paid to existing Revolving Lenders to the extent necessary to satisfy such requirement).

(b) Revolving Lender Elections to Increase. Each existing Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower of the existing Revolving Lenders’ responses to the request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Lender and the Swingline Lender (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Lenders (such Eligible Assignees, together with the existing Revolving Lenders agreeing to increase their Revolving Commitment, the “Incremental Lenders”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel and the Borrower.

(d) Effective Date and Allocations. If the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (i) a certificate of each Credit Party dated as of the Increase Effective Date signed by an Executive Officer of such Credit Party (A) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Section 6 and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (y) the Borrower shall have delivered to the Administrative Agent an officer’s certificate demonstrating that, upon giving effect to the increase of the Revolving Committed Amount (assuming the full amount of such increase was drawn) on a pro forma basis, no Default or Event of Default would exist as the result of a violation of Section 7.11(a) or Section 7.11(b) and (z) no Default or Event of Default exists and (ii) favorable opinions of counsel to the Credit Parties, all in form, content and scope reasonably satisfactory to the Administrative Agent. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.12) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f) Revolving Notes. Upon the request of any Incremental Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Incremental Lender (through the Administrative Agent) a promissory note, substantially in the form of Exhibit 2.1(e), which shall evidence such Incremental Lender’s Revolving Commitment in addition to such accounts or records.

SUBPART 2.5 Amendments to Section 3.5.

(a) A new clause (d) is hereby added to Section 3.5 of the Existing Credit Agreement to read as follows:

(d) Utilization Spread. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender that holds an Extended Revolving Commitment, a utilization spread (the “Utilization Spread”) at the per annum rate equal to the Utilization Spread set forth in the pricing grid set forth below (based on the Leverage Ratio) times the daily outstanding principal amount of all Revolving Loans and LOC Obligations funded or participated in by such Revolving Lender attributable to such Revolving Lender’s Extended Revolving Commitment:

Pricing Level	Leverage Ratio	Utilization Spread for Extended Revolving Commitments
I	Less than or equal to 2.25	2.00%
II	Less than or equal to 2.75 but greater than 2.25	2.25%
III	Greater than 2.75	2.50%

The Utilization Spread shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing June 30, 2009, and on the Extended Revolving Maturity Date.

(b) A new clause (e) is hereby added to Section 3.5 of the Existing Credit Agreement to read as follows:

(e) Extension Unused Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender that holds an Extended Revolving Commitment a fee (the “Extension Unused Fee”) on the Unused Revolving Committed Amount computed at a per annum rate for each day during the applicable Extension Unused Fee Calculation Period (as defined below) at a rate set forth in the table below:

Pricing Level	Leverage Ratio	Extension Unused Fee for Extended Revolving Commitments
I	Less than or equal to 2.25	0.125%
II	Less than or equal to 2.75 but greater than 2.25	0.125%
III	Greater than 2.75	0.250%

The Extension Unused Fee shall commence to accrue on the Fourth Amendment Effective Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on any date that the Revolving Committed Amount is reduced and on the Extended Revolving Maturity Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Extension Unused Fee is payable hereunder being herein referred to as an “Extension Unused Fee Calculation Period”), beginning with the first of such dates to occur after the Fourth Amendment Effective Date.

SUBPART 2.6 Amendment to Section 3.14. The first sentence of Section 3.14 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

Except with respect to Cash Collateral held by the Issuing Lender or the Swingline Lender, the Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit

Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement.

SUBPART 2.7 Amendment to Section 3.17. Section 3.17 of the Existing Credit Agreement is hereby amended by replacing each reference to “a Defaulting Lender” with “an Impacted Lender”.

SUBPART 2.8 Amendments to Section 7.11.

(a) Section 7.11(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Leverage Ratio. The Credit Parties shall not permit the Leverage Ratio as of the last day of any fiscal quarter of the Consolidated Parties to be greater than:

Fiscal Year	March 31	June 30	September 30	December 31
2009	2.00 to 1.0	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0
2010	3.00 to 1.0	2.75 to 1.0	2.50 to 1.0	2.50 to 1.0
2011 and thereafter	2.25 to 1.0	2.25 to 1.0	2.00 to 1.0	2.00 to 1.0

(b) A new Section 7.11(c) is hereby added to the Existing Credit Agreement to read as follows:

(c) Minimum Consolidated Adjusted EBITDA. The Credit Parties shall not permit the Consolidated Adjusted EBITDA as of the last day of any fiscal quarter of the Consolidated Parties to be less than $45,000,000.

SUBPART 2.9 Amendment to Section 11.3. Section 11.3 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.3 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Commitments and Revolving Loans, or $1,000,000, in the case of any assignment in respect of the Tranche B Loan unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) the Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment and (2) any Tranche B Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance acceptable to the Administrative Agent.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.11, 3.12, and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LOC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.11 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.14 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Lender that is not a United States person under Section 7701(a)(30) of the Code if it were a Lender shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11(d) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as Issuing Lender or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder with such Lender’s consent; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.2(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.3(b). Upon the appointment of a successor Issuing Lender and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SUBPART 2.10 Replacement of Schedule 2.1(a). Schedule 2.1(a) of the Existing Credit Agreement is hereby deleted in its entirety and a new schedule in the form of Schedule 2.1(a) attached hereto is substituted therefor.

SUBPART 2.11 Replacement of Exhibit 11.3(b). Exhibit 11.3(b) of the Existing Credit Agreement is hereby deleted in its entirety and a new exhibit in the form of Exhibit 11.3(b) attached hereto is substituted therefor.

PART 3

CONDITIONS TO EFFECTIVENESS

SUBPART 3.1 Fourth Amendment Effective Date. This Amendment shall be and become effective as of the date hereof (the “Fourth Amendment Effective Date”) when all of the conditions set forth in this Part 3 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the “Fourth Amendment”.

SUBPART 3.2 Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Parent, the Subsidiary Guarantors, the Requisite Lenders, Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments and the Administrative Agent.

SUBPART 3.3 Corporate Documents. Receipt by the Administrative Agent of the following:

(i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Fourth Amendment Effective Date.

(ii) Bylaws. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Fourth Amendment Effective Date.

(iii) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Fourth Amendment Effective Date.

(iv) Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and the state or other jurisdiction of the chief executive office and principal place of business and (B) to the extent available, a certificate indicating payment of all corporate or comparable franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Fourth Amendment Effective Date.

SUBPART 3.4 Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Fourth Amendment Effective Date:

(i) a legal opinion of Paul, Weiss, Rifkind, Wharton & Garrison, in form and substance reasonably satisfactory to the Administrative Agent;

(ii) a legal opinion of special Nevada counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(iii) a legal opinion of special California counsel with respect to Merritt, Hawkins & Associates, in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) a legal opinion of special Texas counsel with respect to The MHA Group, Inc., MHA Allied Consulting, Inc., Med Travelers, Inc. and RN Demand, Inc., in form and substance reasonably satisfactory to the Administrative Agent.

SUBPART 3.5 Officer’s Certificate. The Administrative Agent shall have received a certificate or certificates executed by an Executive Officer of the Borrower as of the Fourth Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, stating that immediately after giving effect to the Amendment, (i) no Default or Event of Default exists, (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects as of the Fourth Amendment Effective Date (except for those which expressly relate to an earlier date, in which case, they were true and correct in all material respects as of such earlier date) and (iii) the Credit Parties, on a consolidated basis, are Solvent.

SUBPART 3.6 Fees and Expenses. The Administrative Agent shall have received from the Borrower (i) the aggregate amount of fees and expenses payable to the Administrative Agent and Banc of America Securities LLC in connection with the consummation of the transactions contemplated hereby, (ii) for the account of each Lender approving this Amendment by 5:00 p.m. Eastern Time on May 6, 2009, an amendment fee (as set forth in that certain Engagement Letter dated as of April 15, 2009 by and between the Borrower, Bank of America, N.A. and Banc of America Securities LLC) and on such Lender’s Revolving Commitment and/or outstanding Tranche B Loans, as applicable and (iii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen PLLC, special counsel to the Administrative Agent.

PART 4

MISCELLANEOUS

SUBPART 4.1 Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, after giving effect to this Amendment, (a) no Default or Event of Default exists under the Existing Credit Agreement, after giving effect to this Amendment and (b) the representations and warranties set forth in Section 6 of the Existing Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date, in which case, they were true and correct in all material respects as of such earlier date).

SUBPART 4.2 Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 4.3 Instrument Pursuant to Existing Credit Agreement. This Amendment is executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

SUBPART 4.4 References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 3.1, all references to the “Credit Agreement” shall be deemed to refer to the Existing Credit Agreement as amended by this Amendment.

SUBPART 4.5 Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Amendment by facsimile or other electronic transmission shall be effective as an original and shall constitute a representation that an original shall be delivered upon the request of the Administrative Agent.

SUBPART 4.6 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SUBPART 4.7 Acknowledgment. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment does not operate to reduce or discharge the Guarantors’ obligations under the Existing Credit Agreement as amended by this Amendment or the other Credit Documents. The Guarantors further acknowledge and agree that the Guarantors have no claims, counterclaims, offsets, or defenses to the Credit Documents and the performance of the Guarantors’ obligations thereunder or if the Guarantors did have any such claims, counterclaims, offsets or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of the Lenders’ execution and delivery of this Amendment. Each Guarantor also hereby confirms and agrees that notwithstanding the effectiveness of this Amendment, the Collateral Documents to which each of the undersigned is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Credit Party Obligations.

SUBPART 4.8 Binding Effect. This Amendment, the Existing Credit Agreement as amended by this Amendment and the other Credit Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. These Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. Except as expressly modified and amended in this Amendment, all the terms, provisions and conditions of the Credit Documents shall remain unchanged and shall continue in full force and effect.

SUBPART 4.9 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 4.10 General. Except as amended hereby, the Existing Credit Agreement and all other credit documents shall continue in full force and effect.

SUBPART 4.11 Severability. If any provision of this Amendment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Credit Agreement as of the date first above written.

BORROWER:	AMN HEALTHCARE, INC.

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Financial Officer

PARENT:	AMN HEALTHCARE SERVICES, INC.

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Financial Officer

SUBSIDIARY GUARANTORS:	AMN SERVICES, INC. (formerly known as Worldview Healthcare, Inc.)

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Financial Officer

O’GRADY-PEYTON INTERNATIONAL (USA), INC.

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Financial Officer

INTERNATIONAL HEALTHCARE RECRUITERS, INC.

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Financial Officer

FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMN HEALTHCARE, INC.

AMN STAFFING SERVICES, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

THE MHA GROUP, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

MERRITT, HAWKINS & ASSOCIATES

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

MED TRAVELERS, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

RN DEMAND, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

STAFF CARE, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

MHA ALLIED CONSULTING, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMN HEALTHCARE, INC.

MED TRAVELERS, LLC

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Treasurer

LIFEWORK, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

PHARMACY CHOICE, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

RX PRO HEALTH, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

PLATINUM SELECT HEALTHCARE STAFFING, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Financial Officer

[Signatures Continued]

FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMN HEALTHCARE, INC.

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N. A., in its capacity as Administrative Agent

	By:	/s/ Alysa Trakas
	Name:	Alysa Trakas
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N. A., in its capacity as Lender, Issuing Lender and Swingline Lender

	By:	/s/ Alysa Trakas
	Name:	Alysa Trakas
	Title:	Vice President

[Signatures Continued]

FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMN HEALTHCARE, INC.

By:
Name:
Title:

FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMN HEALTHCARE, INC.

SCHEDULE 2.1(a)

Lenders and Commitments

Lender	Non-Extended Revolving Commitment	Extended Revolving Commitment	Total Revolving Commitment	Revolving Commitment Percentage
BANK OF AMERICA, NA	$0	$17,500,000	$17,500,000	23.333333334%
BANK OF THE WEST	$0	$10,000,000	$10,000,000	13.333333333%
GENERAL ELECTRIC CAPITAL CORPORATION	$0	$17,500,000	$17,500,000	23.333333333%
ING CAPITAL LLC	$0	$15,000,000	$15,000,000	20.000000000%
UNION BANK, N.A.	$0	$15,000,000	$15,000,000	20.000000000%
Total:	$0	$75,000,000	$75,000,000	100.0000000000%

EXHIBIT 11.3(b)

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________

2.	Assignee:	____________________________
[and is an Affiliate/Approved Fund of ]

3.	Borrower:	AMN Healthcare, Inc.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement (the “Administrative Agent”)

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of November 2, 2005 (as amended, modified, restated or supplemented from time to time) among AMN Healthcare, Inc., the Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders[1]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[2]	CUSIP Number

Non-Extended Revolving Commitment	(a)	(c)

Extended Revolving Commitment	(b)	(d)

	Box 1 ___________	Box 2 __________	__________
	(a) + (b)	(c) + (d)	Box 2 divided by Box 1 times 100

Tranche B Loan

[7.	Trade Date: ][3]

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[1]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

BANK OF AMERICA, N.A. as Administrative Agent

By:
Title:

Consented to:

BANK OF AMERICA, N.A., as Issuing Lender

By:
Title:

[AMN HEALTHCARE, INC.

By:
Name:
Title:	][4]

[4]	So long as no Event of Default has occurred or if the Assignee is not an Eligible Assignee (i), (i) or (ii) thereof.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a not a United States person under Section 7701(a)(30) of the Code, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.